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                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-94708) pertaining to the Midland Resources, Inc. Long-Term Incentive Plan, Midland Resources, Inc. 1995 Directors' Stock Option Plan and Midland Resources Operating Co., Inc. 401(k) Employees' Stock Ownership Plan and Trust and the Registration Statement (Form S-8 No. 333-26541) pertaining to Midland Resources, Inc. 1997 Board of Directors Stock Incentive Plan and Business Consultant Agreement of our report dated March 5, 1996, with respect to the consolidated financial statements of Midland Resources, Inc. included in this annual report (Form 10-KSB) for the year ended December 31, 1997.



                                            ERNST & YOUNG LLP


Fort Worth, Texas
April 14, 1998